Exhibit 99.1

Contact:	Media Relations
Alyson D’Ambrisi
212 761 4649

For Immediate Release
Morgan Stanley Real Estate Completes Acquisition of Glenborough Realty Trust
NEW YORK, November 29, 2006 — Morgan Stanley Real Estate announced today that it has completed the previously announced acquisition of Glenborough Realty Trust Incorporated (NYSE: GLB, GLB PrA) (Glenborough), an office real estate investment trust, in an all-cash transaction valued at approximately $1.9 billion, including the assumption of $792 million of Glenborough’s existing indebtedness. In addition, immediately following the closing, Morgan Stanley Real Estate sold 13 properties totaling approximately 2.4 million square feet comprised of the company’s Boston and New Jersey properties and certain Washington, D.C. properties to Normandy Real Estate Partners (Normandy) for $537.9 million.
All of Glenborough’s outstanding shares of common stock and all of the limited partnership units of Glenborough Properties, L.P., its operating partnership, have been converted to the right to receive $26.00 per share in cash. Holders of shares of common stock of Glenborough, and holders of limited partnership units of the operating partnership, also will receive a pro rated portion of Glenborough’s regular quarterly distribution of $0.275 per share for the fourth quarter of 2006. In lieu of cash, qualified holders of limited partnership units of the operating partnership had the right to elect to receive either common units in the surviving operating partnership following the transaction similar in their terms to the common units of the operating partnership prior to the transaction or, alternatively, to receive a preferred unit in the surviving operating partnership following the transaction. Immediately prior to the closing of the transaction, Glenborough also redeemed all of its preferred shares.

Trading of common shares and preferred shares of Glenborough on the New York Stock Exchange will cease effective at the close of business today.
“We look forward to working with the Glenborough management team to maximize the value of this well-diversified portfolio of office properties,” said Michael Franco, Managing Director of Morgan Stanley Real Estate. “We are also pleased that we were able to sell the portion of the portfolio we viewed as non-strategic to us, while retaining properties in the supply-constrained markets of Washington, D.C. and Northern and Southern California.”
The properties sold to Normandy include five New Jersey properties, six Boston properties and two properties in Washington, D.C. Immediately following the closing of the sale to Normandy, the Glenborough office portfolio included 26 properties comprising 4.3 million square feet.
The paying agent for the merger transaction is Registrar and Transfer Company who will, by December 6, 2006, mail to Glenborough common shareholders of record on November 29, 2006 a letter of transmittal and instructions for receiving payment of the merger consideration. Holders of common shares should expect to receive the merger consideration soon after submitting a properly completed letter of transmittal to Registrar and Transfer Company. All questions relating to receipt of the merger consideration in the Glenborough merger should be directed to Registrar and Transfer Company at (800) 368-5948.
Morgan Stanley acted as financial advisor to Morgan Stanley Real Estate on the acquisition of Glenborough and on the subsequent sale of certain assets to Normandy. Goodwin Procter LLP and Paul, Hastings, Janofsky & Walker LLP served as Morgan Stanley Real Estate’s legal counsel. Acquisition financing was provided by Deutsche Bank. Goldman, Sachs & Co. acted as a financial advisor to Glenborough’s Board of Directors and Morrison & Foerster LLP and

Venable LLP served as legal counsel.
Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking, and Lending. Since 1991, Morgan Stanley has acquired $91.6 billion of real estate assets worldwide and currently manages $53.9 billion in real estate assets on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending offering approximately $138.6 billion of CMBS through the capital markets since 1997, including $27.8 billion in 2005, and $26.1 billion through September 30, 2006. For more information about Morgan Stanley Real Estate, go to www.morganstanley.com/realestate.
Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 30 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.
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